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Exhibit 11            COMPUTATION OF EARNINGS PER SHARE
                      Fluke Corporation and Subsidiaries

                                                     QUARTER ENDED
                                          July 29, 1994   July 30, 1993
Shares issued at beginning
  of period                                   8,807,391       8,807,391
Less repurchased shares at
  beginning of period                          (908,701)     (2,464,936)
Shares outstanding at
  beginning of period                         7,898,690       6,342,455
Issuance of shares for acquisition                  ---       1,000,000
Conversion of preferred shares                      ---         538,144
Repurchase of common shares
  weighted average                              (59,341)            ---
Net issuance of shares
  under employee stock plans,
  weighted average                                  384            (239)
Weighted average common
  shares outstanding                          7,839,733       7,880,360
Assumed exercise of stock
  options, weighted average
  of incremental shares                         227,805         133,752
Average shares and
  share equivalents
  outstanding                                 8,067,538       8,014,112
Earnings per share                           $     0.30      $     0.18
Net Income                                   $2,401,000      $1,420,000
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